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GIGA-TRONICS INCORPORATED

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Additional proxy material to be mailed to shareholders on August 31, 2007, to appear in
2007 Annual Report
4650 Norris Canyon Road
San Ramon, CA 94583
Tel: 925-328-4650
FAX: 925-328-4789

Fiscal year 2007 was a time of great change at Giga-tronics.
Management of the Company’s three independent operating divisions undertook the effort to plan and implement a consolidation of operations, along with a restructuring of the organization into a single leadership team. We continued our strategy to pursue comprehensive representation within the sales territories and aggressively focus their attention on our targeted markets. In addition, several Company officers were changed, the workforce was reduced 20%, and we abandoned our facility in Fremont, California, which we are now actively seeking to sublet. We also introduced several new products during the year. Throughout this period, we remained committed to implementing these changes transparently to our customers and with minimum disruption to our people.
In fiscal 2007 we selected our new ERP system and currently have it running at two of our divisions. We expect to have it fully implemented by the end of the third quarter in fiscal 2008. Not only will this system help us run the business more efficiently, but it will also improve our internal control and help us meet our Sarbanes-Oxley goals.
Orders improved 6% to $16,158,000 as compared to $15,157,000 for the prior year. However, expenses were up slightly over the prior year to $9,548,000, and sales declined 12% to $18,048,000 resulting in a net loss of $(1,867,000) or $0.39 per fully diluted share. The Company incurred approximately $441,000 in restructuring charges, approximately 80% of which was taken as expense in fiscal year 2007.
Although many of the changes we’ve implemented have been painful, I’m pleased to report that the first quarter of fiscal year 2008 produced shipments of $4,628,000 and net earnings of $92,000. This compares with shipments of $3,386,000 and a net loss of $(1,027,000) for the same quarter in the prior year.
Going forward, we are now in an excellent position to approach our customers with more complete solutions due to the co-location of sales, marketing and engineering from all divisions in our San Ramon, California facility. Previously, Giga-tronics products have generally been marketed separately; however, as an example of our new approach, we’ve recently introduced a new calibration solution using a combination of our synthesizers and power meters. This solution has received enthusiastic customer acceptance because it accomplishes the calibration task in seconds compared to the available alternatives that typically require more than half an hour to perform the same function. As another example, our switching products are now marketed together with our instruments to highlight the Company’s signal routing capability as well as its signal generation expertise. And our component design teams now have greater visibility into the technology requirements of our future instruments, permitting more rapid introduction of new products. Overall, I’m very excited about the impact these synergies are having on our new product programs.
It is essential that Giga-tronics operate profitably and to do that we had to become more focused on our core competencies, then pursue new growth strategies. We accomplished that greater focus during fiscal 2007 and I look forward to pursuing new directions for growth during fiscal 2008. We will continue to review our performance and strive to improve our workforce, our product plans, the effectiveness of our sales channel and the leadership team on an ongoing basis.
Sincerely,
John R. Regazzi
Chief Executive Officer